Exhibit 10.20

SEPARATION AGREEMENT

THIS AGREEMENT (“Agreement”) is made as of January 18, 2010, by and among NEWPAGE CORPORATION (“Company”), NEWPAGE GROUP INC. (“NewPage Group”) and RICHARD D. WILLETT, JR. (“Executive”) to acknowledge and set forth the terms and conditions regarding the termination of Executive’s employment and positions with the Company and its Affiliates (defined below). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Employment Agreement (defined below). For purposes of this Agreement, the Company, NewPage Group and Executive each may be referred to individually as a “Party”, and together as the “Parties.”

1. Separation Date. Executive hereby resigns, effective as of January 18, 2010 (the “Separation Date”), from any and all positions Executive holds with the Company and its Affiliates (as defined below), including without limitation: (a) his position as President and Chief Executive Officer and a director of the Company, NewPage Group and NewPage Holding Corporation, (b) any position he holds in any fiduciary capacity with any benefit plan sponsored by the Company or its Affiliates, and (c) any position he holds as a member of a committee established by the Company or any of its Affiliates. Executive’s last day of employment with the Company will be the Separation Date. Executive will take all actions and provide Executive’s full cooperation, whether before or after the Separation Date, to the extent the Company reasonably believes such assistance is necessary to effectuate the foregoing resignations. For purposes of this Agreement, the term “Affiliate” means, with respect to any person, any other person that controls, is controlled by, or is under common control with that person.

2. Separation Payments and Benefits. Subject to and in consideration of the Release (defined below) and the other promises and obligations of Executive under this Agreement, the Company will pay the following amounts or provide the following benefits to Executive (collectively, “Separation Compensation”), in each case minus any applicable payroll taxes and other deductions and withholdings required by federal, state or local law or as requested by Executive:

(a)	The Company will pay to Executive accrued but unpaid Base Salary, if any, through the Separation Date; and

(b)	The Company will pay to Executive for accrued but unused vacation time, if any, until and through the Separation Date; and

(c)	The Company will pay to Executive the aggregate amount of One Million Three Hundred Thousand US Dollars ($1,300,000), which amount was determined by reference to Section 5.2 (d) of the Employment Agreement; and

(d)	The Company will pay to Executive the aggregate amount of One Million US Dollars ($1,000,000), which amount is being paid in lieu of any amount that Executive otherwise might have been entitled to receive under any bonus, profit sharing or other incentive program at the Company for calendar year 2009, including without limitation the Company’s Performance Excellence Plan and the Company’s Profit Sharing Plan for calendar year 2009; and

(e)	The Company will pay Executive a pro rata bonus for calendar year 2010, to be calculated as a product of (x) the Annual Bonus that would have been payable to Executive, if any, under the Company’s Performance Excellence Plan and the Company’s Profit Sharing Plan for 2010, and (y) a fraction, the numerator of which is the number of days in calendar year 2010 that transpired until and through the end of the Transition Period (March 31, 2010) and the denominator of which is 365; and

(f)	The Company will continue Executive’s medical, dental, vision, basic life, financial advisory services (through The Ayco Company, L.P.) and employee assistance coverage (collectively, “Continued Welfare Benefits”) as in effect on the Separation Date for 24 months after the Separation Date, provided that (x) such benefits will be provided only if and for so long as Executive continues to pay to the Company the employee cost of those benefits as paid by active employees, and (y) if Executive becomes employed with another employer that provides one or more similar benefits under an employer approved plan, the Continued Welfare Benefits to be provided hereunder will be secondary to those provided under any such other plan; and

(g)	Executive will be entitled to receive all other accrued, vested benefits as of the Separation Date to which Executive is entitled under the terms of the Company’s employee benefit plans (which for purposes of clarity and avoidance of doubt, shall not include any benefits payable under any plan or program relating to the payment of severance, bonus, incentive or other compensation).

3. Payments. The Company will pay the amounts set forth in Paragraph 2 above as follows: (a) the amounts specified in Paragraphs 2(a) and 2(b), respectively, in accordance with the Company’s regular payroll practices; (b) the amounts specified in Paragraphs 2(c) and 2(d), respectively, on a lump sum basis, not later than five (5) Business Days after the end of the Revocation Period (defined below); and (c) the amount specified in Paragraph 2(e), at the same time as annual bonuses are paid to senior executives of the Company under the Company’s Performance Excellence Plan and the Company’s Profit Sharing Plan for 2010, if any.

4 Release and Waiver. In consideration of the Company’s promise to pay the Separation Compensation set forth in Paragraph 2 above, and as a condition precedent to the Company’s obligation to pay such compensation, Executive shall execute and deliver to the Company an original signed copy of the General Release attached to this Agreement at Exhibit A (the “Release”), without revocation.

5. Employment Agreement. Attached to this Agreement as Exhibit B is a copy of the Employment Agreement between Executive and the Company dated April 17, 2006, as amended (“Employment Agreement”), which the Parties understand and agree expired by its terms on April 16, 2009 (“Expiration Date”). Notwithstanding such expiration, and in consideration of the payments and benefits to be provided by the Company pursuant to Paragraph 2 above, Executive hereby agrees that he shall remain bound by and comply with the terms and conditions and obligations set forth in Section 6 (Non-disparagement), Section 7 (Restrictions on Obligations of Executive), Section 8 (Remedies; Specific Performance) and Section 10 (Other Provisions) of the Employment Agreement as though such terms and conditions and obligations came into force and effect as of the Separation Date In addition, Executive hereby represents and warrants that during the period from the Separation Date through and including the effective date of this Agreement, Executive has remained in full compliance with Sections 6 and 7 of the Employment Agreement as though such provisions were in effect during such period. Executive hereby agrees that he shall deliver to the Company, on or promptly after the Separation Date, any and all Company Property and all copies of any Company Property in Executive’s possession, custody or control and shall not retain any such property.

6. Equity. Executive and NewPage Group are parties to an Equity Exchange and Restricted Stock Agreement dated December 21, 2007 (the “Equity Agreement”), pursuant to which Executive holds 206,278 shares of NewPage Group Common Stock (the “Shares”). In consideration of the mutual promises and undertakings set forth above, NewPage Group and Executive hereby agree as follows: (a) subject to Executive’s continuing compliance with his obligations under Paragraph 5 above, the Company shall forebear from exercising its rights to repurchase the Shares pursuant to Section 4(a) of the Equity Agreement; and (b) Executive hereby fully, completely and forever waives and relinquishes any and all rights to require the Company or its Affiliates to purchase or repurchase the Shares pursuant to Section 4(c) of the Equity Agreement. Additionally, Executive agrees that to the extent and so long as he continues to hold any Shares after the Separation Date, Executive shall vote the Shares on any matter requiring a vote of stockholders of NewPage Group in accordance with the written direction of NewPage Group or, in the absence of such written direction, to abstain from voting the Shares. Except to the extent set forth in this Paragraph 6, any Shares held by Executive after the Separation Date shall be held pursuant to terms and conditions of the Equity Agreement.

7. Consulting Services. During the period from the Separation Date until and through March 31, 2010 (the “Transition Period”), Executive shall provide the Company with such advice, information, assistance and counsel as the Company may reasonably request from time to time in order to promote the Company’s business and operations. In consideration for such services (the “Consulting Services”), the Company will pay to Executive on a monthly basis, in arrears, a consulting fee calculated at the same rate as Executive’s Base Salary as of the Separation Date, prorated on a per diem basis for any partial calendar month. In performing the Consulting Services, Executive shall be operating solely as an independent contractor and shall have exclusive control over the manner in which he performs such services. Executive understands and agrees that he is not, and shall not be, an employee of the Company by reason of performing Consulting Services and shall not be entitled to compensation from, or to participate in any benefit plans or other arrangements provided by, the Company for the benefit of its employees by reason of performing Consulting Services.

8. Additional Acknowledgements and Affirmations.

8.1 No Consideration Absent Execution of Separation Agreement. Executive acknowledges and agrees that he is not presently entitled to payment of all or any portion of the Severance Compensation other than by reason of Executive’s execution and delivery of this Agreement (including the Release), and that payment of the Severance Compensation constitutes additional consideration for Executive’s execution and delivery of this Agreement (including the Release) and his fulfillment of the promises and undertakings contained in this Agreement.

8.2 Full Satisfaction. Executive acknowledges and agrees that, except for the payments and benefits set forth in Paragraph 2 above, Executive will neither receive, nor be entitled to receive, any other compensation, payments or benefits of any kind or nature from the Company or NewPage Group or their respective parents or subsidiaries, including without limitation any salary, commission, compensation, bonus, incentive payment, severance, expense reimbursement or other payment of any kind or nature whatsoever pursuant to the Employment Agreement, the Equity Agreement or any other agreement, understanding or instrument, whether verbal or written, between Executive and the Company or NewPage Group or their respective parents or subsidiaries.

8.3 Absence of Potential Claims.

(1) Executive hereby affirms that he has not filed, caused to be filed, or presently is a party to any pending or threatened claim or action against the Company or any of the Company Released Parties.

(2) Executive hereby affirms that he has been paid and/or has received from the Company all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled in connection with his employment with the Company (other than Base Salary for the first 18 days of January 2010). Executive further affirms that he has been granted any leave to which the Company was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws and has not been subjected to retaliation by the Company for taking such leave.

(3) Executive affirms that he has not suffered any known workplace injuries or occupational diseases.

(4) Executive affirms that he has not been retaliated against for reporting any allegations of wrongdoing by the Company or its Affiliates, or their respective officers or board members, including any allegations of corporate fraud.

9. Cooperation. Executive hereby agrees that at all times after the Separation Date, he shall make himself reasonably available to, and shall cooperate with, the Company and its Affiliates, at the Company’s sole cost and expense, with respect to any matter about which Executive has knowledge arising out of Executive’s employment with the Company, or any roles or positions Executive had with the Company or any of its Affiliates, including without limitation in connection with any past, present or future Proceeding involving the Company or its Affiliates. For purposes of this Agreement, “Proceeding” means any and all past, present and future actions, causes of action, suits, litigation, complaints, controversies, threats, demands, inquiries, investigations, or other proceedings, whether formal or informal, and whether pending or threatened or otherwise.

10. Governing Law and Venue. This Agreement will be governed and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws principles. The Parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts located in Dayton, Ohio, for the purposes of any suit, action or other proceeding brought by any party arising out of any breach of any provision of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that he or it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by those courts. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY LITIGATION RELATED TO OR ARISING OUT OF THIS AGREEMENT.

11. Miscellaneous. This Agreement (including the Release) contains the complete agreement among the Parties with respect to its subject matter, and supersedes all prior agreements, arrangements or understandings with respect to the subject matter of this Agreement, except as expressly set forth in Paragraphs 5 and 6 or elsewhere in this Agreement. This Agreement may only be modified in a writing signed by all Parties. The provisions of this Agreement are severable and the unenforceability or invalidity of any provision of this Agreement will not render any other provision unenforceable or invalid. This Agreement may be signed in multiple counterparts, any of which may be signed and exchanged by email or facsimile, each of which when so executed will constitute an original.

The parties have caused this Agreement to be executed as of the date shown above.

EXECUTIVE	NEWPAGE CORPORATION

/s/ Richard D. Willett, Jr.	By:	/s/ Douglas K. Cooper
Richard D. Willett, Jr.	Name:	Douglas K. Cooper
	Title:	Vice President, General Counsel and Secretary

NEWPAGE GROUP INC.

	By:	/s/ Douglas K. Cooper
	Name:	Douglas K. Cooper
	Title:	Vice President, General Counsel and Secretary

Exhibit A

GENERAL RELEASE

1. Capitalized terms used but not otherwise defined in this General Release (“Release”) shall have the meanings ascribed to them in the Separation Agreement dated January 18, 2010 (“Separation Agreement”), among Richard D. Willett, Jr. (“Executive”), NewPage Corporation (“Company”) and NewPage Group Inc.

2. For good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, Executive, individually and on behalf of his heirs, executors, administrators, representatives, agents, attorneys and assigns of every kind, hereby irrevocably, fully, unconditionally and forever releases, discharges and holds harmless, to the fullest extent permitted by applicable law, the Company and its affiliated companies, parents, subsidiaries, predecessors, successors, assigns, divisions, related entities and all of their respective past and present employees, officers, directors, trustees, shareholders, members, partners (as applicable), agents, investors, attorneys and representatives (the “Company Released Parties”), from and against any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, demands and losses of any kind or nature whatsoever (based on any legal or equitable theory, whether contractual, common law, statutory, federal, state, local or otherwise, including any claims for attorneys fees or costs), whether known or unknown, that Executive has or may hereafter have against the Company Released Parties or any of them arising out of or by reason of any cause, matter or thing whatsoever from the beginning of the world until and through the date of this Release, including without limitation any and all matters relating to employment and cessation of employment with the Company and its subsidiaries or affiliates, and all matters arising under any federal, state or local statute, rule or regulation or principle of contract law or common law, including but not limited to the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq. and applicable labor and employment laws of the states of New York and Ohio (collectively “Claims”). Notwithstanding the foregoing, (A) this Release will not apply to any actions to enforce any rights that Executive may have under the Separation Agreement or the Equity Agreement (as modified in the Separation Agreement), and (B) Executive does not release and will retain any claim (i) for indemnification and defense pursuant to the charter documents and bylaws of the Company or any Company Released Party, and (ii) under any insurance coverage available to Executive under any director’s and officer’s insurance policy or similar policy maintained by the Company or any Company Released Party.

3. Without limiting the foregoing, and for avoidance of doubt, Executive understands and agrees that by signing this Release:

(a) Executive is specifically and voluntarily waiving, releasing and forever giving up any and all claims Executive may have against the Company Released Parties for illegal discrimination or retaliation or any kind or nature, including without limitation those based on my age, sex, race, color, religion, national origin, citizenship, veteran status, sexual orientation, disability and/or handicap, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, defamation, or injuries incurred on the job or as a result of my loss of employment or otherwise;

(b) Executive is specifically and voluntarily waiving, releasing and forever giving up any and all Claims that Executive may have against the Company Released Parties for breach of contract, severance pay or separation pay, vacation pay, holiday pay, breach of promise, wrongful discharge, unjust dismissal, whistle-blowing, breach of fiduciary duty, breach of the implied covenant of good faith and fair dealing, defamation, wrongful denial of benefits, intentional and/or negligent infliction of emotional distress, negligence and/or any other intentional torts; and

(c) Executive is specifically and voluntarily waiving, releasing and forever giving up all Claims described in this Release through and including the date that Executive signs this Release, including without limitation any alleged injuries or damages suffered at any time after the date Executive signs this Release by reason of the continued effects of alleged discriminatory acts or other conduct which occurred on or before my date of the Separation Agreement and this Release.

4. Executive promises and agree that, from and after the Separation Date, Executive will not, either individually or with any other person or entity, commence, maintain, prosecute, participate as a party, or permit to be filed by any other person or entity on my behalf, any action, charge, lawsuit, complaint or any administrative, arbitral, judicial or other proceeding with any governmental agency, or against Company Released Party with respect to any of the Claims released by Executive pursuant to Section 2 above. Executive understands that this Section 4 bars Executive from initiating legal action only to the fullest extent such a prohibition is valid under law. In addition, Executive agrees that, from and after the Separation Date, and to the fullest extent permitted under applicable law, Executive will not voluntarily participate or assist in any judicial, administrative, arbitral or other proceedings of any nature or description against Company Released Parties brought by or on behalf of any administrative agency or any executives or former executives of the Company other than pursuant to a valid judicial subpoena or court order. If any person or entity brings a Claim released under this Release on Executive’s behalf, Executive will waive any right to recovery under such Claim and will use commercially reasonable efforts to cooperate with Company Released Parties to have such claim dismissed.

PLEASE READ CAREFULLY BEFORE SIGNING. THIS DOCUMENT

INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

5. Executive acknowledges that he has been given the opportunity to review and consider this Release for 21 days from the date he received a copy. If he elects to sign before the expiration of the 21 days, Executive acknowledges that he will have chosen, of his own free will without any duress, to waive his right to the full 21 day period.

6. Executive may revoke this Release after signing it by delivering written notice to the Secretary of the Company within seven (7) days after signing it (such 7 day period, the “Revocation Period”). This Release, provided it is not revoked, will be effective on the eighth day after execution. If Executive so revokes this Release, then the Parties will automatically return to the status quo existing immediately prior to such revocation, the Separation Agreement (including this Release) will be null and void, there will be no obligation on the part of the Company or any other Party to pay or provide the Separation Compensation, and Executive shall repay to Company any monies and return any other consideration previously paid or provided to Executive under the Separation Agreement.

7. Executive acknowledges that he has been advised to consult with an attorney prior to signing this Release.

8. Executive is signing this Release knowingly, voluntarily and with full understanding of its terms and effects. Executive is signing this Release of his own free will without any duress, being fully informed and after due deliberation. Executive voluntarily accepts the consideration provided to him for the purpose of making full and final settlement of all claims referred to above.

9. Executive acknowledges that he has not relied on any representations or statements not set forth in this Release. Executive will not disclose the contents or substance of this Release to any third parties, other than his attorneys, accountants, or as required by law, and Executive will instruct each of the foregoing not to disclose the same.

10. This Release will be governed by and construed in accordance with the laws of the State of Ohio. If any provision in this Release is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.

11. Executive understands and agrees that each of the individuals and entities identified as Company Released Parties in Section 2 of this Release are intended third-party beneficiaries of the releases and undertakings conveyed by Executive hereunder, and that each such beneficiary shall have the right to enforce the terms and conditions of this Release directly, in its own name and its own right, to the fullest extent that such rights are afforded to the Company hereunder.

Executive, intending to be legally bound, has executed and delivered this Release effective as of January 18, 2010.

EXECUTIVE:

/s/ Richard D. Willett, Jr.
Richard D. Willett, Jr.